UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: February 28, 2013
(Date of earliest event reported)

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394
_____________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Suite 101 Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

Item 2.02 Results of Operation and Financial Condition

A press release announcing fourth quarter and year 2012 results was made February 28, 2013 and a copy of the release is being furnished as Exhibit 99.1 in this current report.

Item 9.01 Financial Statements and Exhibits.

(d)                 Exhibits

Exhibit No.	Description
99.1

Press Release: Data I/O Announces Results for Fourth Quarter and Year 2012

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

March 1, 2013	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1

Press Release: Data I/O Announces Results for Fourth Quarter and Year 2012

Exhibit 99.1 Press release

Contact:	Data I/O Corporation
Joel Hatlen	6464 185th Ave. NE, Suite 101
Vice President and Chief Financial Officer	Redmond, WA 98052
investorrelations@dataio.com	(425) 881-6444

DATA I/O ANNOUNCES RESULTS

FOR FOURTH QUARTER AND Year 2012

Redmond, WA, February 28, 2013 – Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced programming and IP management solutions for flash, flash-memory based intelligent devices and microcontrollers,  today announced financial results for the fourth quarter and year ending December 31, 2012.

Financial Results

Revenues for the fourth quarter of 2012 were $3.7 million, down 35% compared with $5.7 million in the fourth quarter of 2011 and $4.3 million in the third quarter of 2012.   On a product basis, the percentage revenue decrease was primarily in Data I/O’s automated PS and FLX families, as well as the manual FlashPAK family compared to the fourth quarter of 2011.  On a regional basis, revenue declined in Asia 52% and Europe 42%, with the Americas revenue increasing 4% compared to the fourth quarter of 2011.

The Company believes the decline in revenue relates primarily to a continuing trend of reduced capital spending and excess equipment capacity, resulting from a downturn in Asia-based electronics manufacturing and economic uncertainty related to the European sovereign debt situation, as well as the emergence of very low cost competitive automated handlers and other programming solutions in Asia.  Orders for the fourth quarter of 2012 were $3.5 million resulting in an ending backlog of $0.9 million, compared to $1.0 million at the start of the quarter and $0.8 million on December 31, 2011.

Net loss in the fourth quarter of 2012, including an Azido software technology impairment charge of $2.4 million, was $3.4 million, or ($0.43) per share, compared with net income of $3,000 or $0.00 per diluted share, in the fourth quarter of 2011.

During the fourth quarter, changes in Azido projects and projected cash flows, which decreased or eliminated our expected future cash flows related to Azido technology’s use or disposition, resulted in the impairment charge of $2.4 million, and a write down to a carrying value of $35,000 at year end. The impairment charge is a non-cash item.  Going forward, we expect to save $200,000 per year in direct costs and $436,000 per year in amortization related to Azido.

Due to the continuing weak market conditions and in order to lower the breakeven revenue point for the Company, we implemented a restructuring plan primarily reducing headcount in September 2012.  These restructuring actions were substantially completed during the fourth quarter and combined with other cost control measures resulted in achieving targeted savings in the fourth quarter operating costs.

“Q4 was a difficult quarter with performance in all regions below plan,” said Anthony Ambrose, President and Chief Executive Officer.  “We delivered on our spending savings coming out of the September 2012 restructuring actions.  The RoadRunner 3 combined with Factory Integration Software (FIS) was a bright spot in 2012, growing revenues versus 2011.  We also won two new automotive customers and new customers for the FLX-HD and FLX-500 in Q4.”

“I have personally met with customers, distributors and sales reps that do business on 4 continents,” said Ambrose. “The feedback I received from them was quite clear. They all have tremendous respect for our products, service, support, and see us as the clear leader, the ‘gold standard’ if you will, in device programming. Both of our primary markets: Automotive and Wireless/Consumer Electronics are showing long term growth in the electronics content, and number of systems produced. These secular trends are favorable for our business. To capture these exciting opportunities, Data I/O will focus on developing products and services to target the unique needs of each market, at the right unit cost, and with the right sales, support and marketing  to compete effectively worldwide and gain market share. We are focused on a few prioritized development programs and cost controls everywhere.”

“2013 will be a transition year,” said Ambrose. “We have modeled the second half as stronger than the first half, primarily due to macro-economic conditions. Our business is highly cyclical, even within the quarter, with almost 50% of the quarterly revenue shipping in the last calendar month of the quarter. Through 8 weeks of the quarter, Q1 2013 is off to a better start for bookings than Q4 2012 and Q1 2012.”

Additional Financial Results

Gross margin as a percentage of sales in the fourth quarter of 2012 was 49.0%, compared with 54.5% in the fourth quarter of 2011.  The gross margin percentage decrease compared to the fourth quarter of 2011 was primarily due to the impact of decreased sales volume relative to fixed manufacturing costs.  Partially offsetting the gross margin percentage decrease were lower cost of direct materials, lower personnel costs resulting from restructuring actions, lower freight and lower physical inventory adjustments than in the fourth quarter of 2011.

Operating expenses decreased by $311,000 in the fourth quarter of 2012 compared to the same period in 2011, excluding restructuring and impairment charges.  Research and Development decreased by $45,000 in the fourth quarter of 2012 compared to the same period in 2011 primarily due to lower personnel costs related to restructuring actions  and fewer project contractors and lower professional fees, offset in part by more R&D material costs.  Selling, General and Administrative expenses costs declined $266,000 primarily attributable to lower personnel costs related to restructuring actions, cost control measures, and lower sales commissions related to sales volume.

For the year ended December 31, 2012, revenue decreased 36% to $17.1 million, from $26.7 million in 2011.  International revenues were 83% of total revenue.  For the year 2012, the net loss was ($6.4) million, or ($0.80) per diluted share, compared to net income of $1.1 million, or $0.11 per diluted share, in 2011.  The RoadRunner family revenue was up 15% and all other product families declined for the year 2012 compared with 2011.

For the year 2012, gross margin as a percentage of sales was 50.6%, compared with 57.1% in 2011.  The change in gross margin percentage was primarily due to the impact of decreased sales volume relative to fixed manufacturing costs.  Partially offsetting the gross margin percentage decrease were lower factory variances and lower labor costs due to restructuring actions and less engineering costs associated with software development contracts compared to 2011.

Operating expenses in 2012 were $760,000 less than in 2011 excluding restructuring and impairment charges.  The primary reductions included $336,000 lower personnel costs primarily related to restructuring actions, $734,000 lower costs associated with outside contractors and consultants, lower sales commissions of $222,000 due to the lower sales volume, and $232,000 of lower incentive compensation due to the financial results.  Partially offsetting these reductions were CEO separation and recruiting costs of $475,000, more R&D project materials, and a full year of Azido amortization and Azido personnel costs versus eight months in 2011.

The Company’s cash position at December 31, 2012 was $10.5 million, down from $11.2 million at the start of the quarter, with $2.3 million in the USA and the balance in foreign subsidiaries.  The Company remains debt free and has 7.7 million shares outstanding at December 31, 2012.

During the quarter, Anthony Ambrose was named President and CEO, replacing the retiring Fred Hume. In January, two new board members, Alan Howe and Mark Gallenberger, were named to the board, replacing the retiring Steve Quist and William Walker. We would like to thank Fred, Steve and Bill for their years of service to the Company.

Conference Call Information

A conference call discussing the fourth quarter and 2012 financial results will follow this release today at 2 p.m. Pacific time/5 p.m. Eastern Time. To listen to the conference call, please dial (612) 288-0329 passcode: DAIO.  A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week.  To access the replay, please dial (320) 365-3844, access code: 283320.  The conference call will also be simultaneously web cast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com   to access the call from the site.  This web cast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

Celebrating 40 years of expertise in delivering intellectual property to programmable devices, Data I/O offers complete, integrated manufacturing solutions in wireless, automotive, programming center, semiconductor, and industrial control market segments for OEM, ODM, EMS and semiconductor companies. Data I/O is the leader in programming and provides hardware and software solutions for turn-key programming and device testing services, as well as in-system (on-board), in-line (right before use at the SMT line), or in-socket (off-line) programming. These solutions are scalable for small, medium and large volume applications with different device mixes.  Data I/O Corporation has headquarters in Redmond, Wash., with sales and services worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to levels of orders, ability to record revenues, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

– Summary Financial Data Attached   –

DATA I/O CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Net Sales	$ 3,735	$ 5,723	$ 17,085	$ 26,666
Cost of goods sold	1,906	2,604	8,447	11,431
Gross margin	1,829	3,119	8,638	15,235
Operating expenses:
Research and development	1,316	1,361	5,564	5,470
Selling, general and administrative	1,549	1,815	7,450	8,304
Impairment charge	2,358	-	2,358	-
Provision for business restructuring	(7)	-	207	-
Total operating expenses	5,216	3,176	15,579	13,774
Operating income (loss)	(3,387)	(57)	(6,941)	1,461
Non-operating income (expense):
Interest income	53	52	291	97
Interest expense	-	(12)	-	(14)
Foreign currency transaction gain (loss)	(38)	(3)	(106)	(248)
Total non-operating income (loss)	15	37	185	(165)
Income (loss) before income taxes	(3,372)	(20)	(6,756)	1,296
Income tax (expense) benefit	6	23	327	(233)
Net income (loss)	$ (3,366)	$ 3	$ (6,429)	$ 1,063

Basic earnings (loss) per share	$ (0.43)	$ -	$ (0.80)	$ 0.12
Diluted earnings (loss) per share		$ -		$ 0.11
Weighted-average basic shares	7,742	9,246	7,995	9,181
Weighted-average diluted shares		9,312		9,320

DATA I/O CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	(unaudited) December 31, 2012	December 31, 2011

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 10,528	$ 18,120
Trade accounts receivable, net of allowance for doubtful accounts of $89 and $115	2,648	4,351
Inventories	4,033	3,964
Other current assets	486	543
TOTAL CURRENT ASSETS	17,695	26,978

Property, plant and equipment – net	1,006	1,489
Intangible software technology-net	35	2,793
Other assets	86	85
TOTAL ASSETS	$ 18,822	$ 31,345

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 850	$ 1,122
Accrued compensation	1,183	1,255
Deferred revenue	1,238	1,464
Other accrued liabilities	539	710
Accrued costs of business restructuring	25	-
Income taxes payable	23	72
TOTAL CURRENT LIABILITIES	3,858	4,623

Long-term other payables	219	253

COMMITMENTS

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including 200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 7,741,686 and 9,207,730 shares	17,928	23,414
Accumulated earnings (deficit)	(4,466)	1,963
Accumulated other comprehensive income	1,283	1,092
TOTAL STOCKHOLDERS’ EQUITY	14,745	26,469
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 18,822	$ 31,345